UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 20, 2005
Date of report (Date of earliest event reported)

APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	1-4389 (Commission file number)	06-1534213 (IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     (a) (1) Director Stock Awards. Our directors were reelected to the Applera Corporation (the “Company”) Board of Directors (the “Board”) at our 2005 Annual Meeting of Stockholders, which was held on October 20, 2005 (the “2005 Annual Meeting”). In connection with their reelection, on October 20, 2005, the Management Resources Committee of our Board of Directors (the “MRC”) authorized for each director an award of 2,600 shares of Applera Corporation – Applied Biosystems Group Common Stock (“Applera-Applied Biosystems stock”) pursuant to the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (the “Applera-Applied Biosystems Plan”) and 1,000 shares of Applera Corporation – Celera Genomics Group Common Stock (“Applera-Celera Genomics stock”) pursuant to the Applera Corporation/Celera Genomics Group Amended and Restated 1999 Stock Incentive Plan (the “Applera-Celera Genomics Plan”). Each of these awards will vest on the date immediately preceding the Applera 2006 Annual Meeting of Stockholders and will be forfeited by a director, subject to certain exceptions, if the director ceases to serve as a member of the Board prior to that date. Prior to vesting, a director has the right to receive cash dividends and to vote but may not transfer or otherwise dispose of the shares.

     (2) Director Stock Options. In connection with the reelection of our directors at the 2005 Annual Meeting, on October 20, 2005, the MRC authorized for each director a grant of stock options for 9,000 shares of Applera-Applied Biosystems stock pursuant to the Applera-Applied Biosystems Plan and 3,600 shares of Applera-Celera Genomics stock pursuant to the Applera-Celera Genomics Plan. The options become exercisable in four equal annual installments commencing on October 20, 2006, the first anniversary of the grant, and have a term of ten years. The exercise price for the Applera-Applied Biosystems stock options is $23.25 per share, which was the fair market value of a share of Applera-Applied Biosystems stock on October 20, 2005, as determined in accordance with the Applera-Applied Biosystems Plan. The exercise price for the Applera-Celera Genomics stock options is $11.775 per share, which was the fair market value of a share of Applera-Celera Genomics stock on October 20, 2005, as determined in accordance with the Applera-Celera Genomics Plan.

     (3) Incentive Compensation Program. Most employees of the Company not compensated on a commission basis, including the executive officers, participate in the Company’s Incentive Compensation Program. Award amounts vary for each executive officer based on: a competitive market target bonus level; overall business performance; and individual performance.

     The MRC uses specific performance objectives for each business of the Company as a basis on which to measure business performance under this program. For the Company’s Applied Biosystems Group, the MRC uses EBIT (earnings before interest and taxes), revenue, cash flow, EPS (earnings per share), and the achievement of specific business goals. For the Company’s Celera Genomics Group, the MRC uses EBIT, cash flow, and the achievement of specific business goals. For Celera Diagnostics, a joint venture between the Applied Biosystems Group and the Celera Genomics Group, the MRC uses EBIT, revenue, cash flow, operating expenses, and the achievement of specific business goals. For corporate employees (including Tony White, the Company’s Chief Executive Officer, and certain other executive officers), the MRC uses a combination of the performance results for the Applied Biosystems Group and the Celera Genomics Group.

     The MRC uses survey information from comparable companies in reviewing and approving annual incentive plan participation and bonus targets, which are measured as a percentage of base salary for each executive officer according to officer grade level. Additionally, Mr. White, based on his review of the performance of each executive officer (other than himself) over the course of the year, may propose modifications to reflect each officer’s personal performance. These modifications may result in an incentive compensation recommendation between 0 and 150% of target for a particular executive officer. The MRC is responsible for final approval of all incentive compensation awards for executive officers.

     At a meeting of the MRC held on October 20, 2005, the MRC approved the specific Celera Genomics Group and Celera Diagnostics business performance objectives applicable to the 2006 fiscal year Incentive Compensation Program. The specific Applied Biosystems Group business performance objectives applicable to the 2006 fiscal year Incentive Compensation Program had been approved by the MRC at a prior meeting. Payments under the Incentive Compensation Program for the Company’s 2006 fiscal year will be determined after the conclusion of the fiscal year.

     (4) Agreement with Executive Officer. On October 25, 2005, the Company’s Celera Genomics Group entered into an agreement with Robert F.G. Booth, Vice President of the Company and Chief Scientific Officer of the Celera Genomics Group, in connection with its efforts to seek partners to maximize the value of its small molecule activities in South San Francisco, California (the “Small Molecule Therapeutic Portfolio”). This agreement, which is intended to ensure Dr. Booth’s continued attention and dedication to his duties, provides for specified payments to be made to Dr. Booth in the event that the Company’s efforts result in a sale or other transfer of all or substantially all of the assets of the Small Molecule Therapeutic Portfolio (a “Sale”) and other specified conditions are satisfied. These payments consist of a bonus of up to 20% of Dr. Booth’s salary upon the closing of a Sale of the Small Molecule Therapeutic Portfolio and an additional bonus of up to 200% of his salary following completion of a Sale.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

Dated: October 26, 2005